Exhibit 10.1

DEALER AGREEMENT

For

2006 & 2007

Between

CapSource Equipment Company, Inc.

a Nevada corporation
with offices at

2305 Canyon Blvd, Suite 103, Boulder, CO 80302

d.b.a. Prime Time Trailers

4901 E. Rosedale St., Ft. Worth, TX 76105

and

HYUNDAI TRANSLEAD

A CALIFORNIA CORPORATION
with offices at

880 Rio San Diego Dr., Suite 600
San Diego, CA 92108

Dated as of August 18, 2006

This DEALER AGREEMENT (“Agreement”) is entered into at San Diego, California, as of August 18, 2006, by and between CapSource Equipment Company, Inc., a Nevada Corporation doing business in Texas as Prime Time Trailers (“Dealer”), and Hyundai Translead, a California Corporation (“Hyundai”).

Article I
Definitions

As used in this Agreement, the following terms shall have the following meanings:

        1.    “Dealer’s Facilities” means all facilities of Dealer where Hyundai Goods will be marketed, sold and serviced.

        2.    “Hyundai Goods” means new semi-trailers and converter dollies manufactured by Hyundai. No passenger, motorized or self-·propelled vehicles are included in this term.

        3.     “Territory” means the geographical area designated on Exhibit A attached to this Agreement.

        4.     “Trademark” means any trade name, trademark, service mark, trade dress, logo, internet domain name or other designation of source or origin used, licensed or owned by Hyundai, and any confusingly similar designation or mark.

Article II
Appointment of Dealer

        Hyundai appoints Dealer, on a non-exclusive basis, and Dealer accepts such appointment, as an authorized dealer to market, sell and support Hyundai Goods in the Territory. Hyundai reserves the right during the term of this Agreement to sell Hyundai Goods directly to other parties within the Territory, and to appoint other dealers to sell Hyundai Goods within the Territory.

Article III
Obligations of Dealer

Dealer agrees to:

        1.     Actively and vigorously market Hyundai Goods;

        2.     Use its best efforts to attain the sales targets set forth on Exhibit A, attached hereto (“Sales Targets”);

        3.     Display conspicuously at Dealer’s Facilities, at Dealer’s cost, Hyundai-approved sales, service and parts signs;

        4.     Establish and maintain a flooring financing plan in a minimum amount of $225,000.00.

        5.     Send, at Dealer’s expense, all of Dealer’s sales persons to all of Hyundai’s regularly scheduled sales and service meetings for the purpose of obtaining current Hyundai Goods information and policies;

        6.     Investigate and handle, at Dealer’s expense, all complaints by customers of Dealer relating to the purchase of Hyundai Goods. All warranty claims that cannot be expeditiously resolved shall be referred to Hyundai’s Director of Warranty Administration, together with a report of relevant facts and the name and address of the complaining customer;

        7.     Not later than 90 days after the end of Dealer’s fiscal year, provide to Hyundai a copy of Dealer’s annual financial statement, certified by Dealer’s president to be a true and accurate reflection of Dealer’s financial condition, and prepared in accordance with Generally Accepted Accounting Standards;

        8.     Upon written request by Hyundai, provide to Hyundai, no later than 20 days following the end of each month, Dealer’s financial statement for the preceding month. Such financial statements shall be certified by Dealer’s president to be a true and accurate reflection of Dealer’s financial condition, and prepared in accordance with Generally Accepted Accounting Standards; and

        9.     Comply with all applicable laws, ordinances, regulations and other requirements of all local, state, federal and other governmental bodies; obtain maintain all permits, licenses and other consents required to perform Dealer’s obligations under this Agreement; and not engage in any unfair or illegal trade practice or commit any act or engage in any transaction that would reflect adversely upon the goodwill associated with Hyundai and Hyundai Goods.

Article IV
Dealer’s Representations and Warranties

        1.     Dealer is a Nevada corporation licensed to do business in Texas, in good standing, and has the power to enter into and perform this Agreement; and this Agreement’s execution has been duly authorized by all necessary corporate action.

        2.     This Agreement constitutes a valid and binding obligation on Dealer, enforceable in accordance with its terms.

        3.     Attached hereto and marked Exhibit B is a true copy of Dealer’s current financial statement, certified by Dealer’s president to be a true and accurate reflection of Dealer’s financial condition, and prepared in accordance with Generally Accepted Accounting Standards.

        4.     Dealer’s financial condition, as reflected in Exhibit B, has not changed materially as of the effective date of this Agreement.

        5.     Dealer is purchasing Hyundai Goods for resale, and has all necessary permits to do so, such that no sales or use tax will be payable with respect to Hyundai Goods sold and delivered to Dealer.

Article V
Relationship of the Parties

        1.     The parties acknowledge and agree that the relationship of Dealer to Hyundai under this Agreement is that of an independent contractor. Nothing in this Agreement shall be construed to (i) constitute a party as principal or agent, legal representative, employer or employee, franchisor or franchisee, partner, joint venturer, or co-owner of the other; (ii) give either party the right to control or direct the daily activities of the other; or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose, or to represent to any person or entity that such party has any right or power to enter into any binding obligation on the other party’s behalf.

        2.     Dealer acknowledges that it is buying and selling Hyundai Goods for its own account, and no commissions are payable by Hyundai.

        3.     Hyundai acknowledges that except as expressly provided herein, Dealer is not and will not become obligated to pay to Hyundai any fee or royalty in consideration for the appointment of Dealer as an authorized Dealer under this Agreement.

        4.     Dealer acknowledges and agrees the Hyundai will not control Dealer’s site selection, design or appearance, hours of operation, personnel policy, advertising or business operation.

        5.     Dealer acknowledges and agrees that Hyundai has made no representations or warranties relating to Dealer’s projected sales, earnings or profits.

Article VI
Advertising

        1.     Hyundai agrees to advertise Hyundai Goods nationally in such media and to such extent as Hyundai, in its sole discretion, deems appropriate for the promotion and sale of Hyundai Goods.

        2.     Subject to Hyundai’s prior approval, and at Dealer’s expense, Dealer may engage in independent advertising and promotion of Hyundai Goods.

        3.     Hyundai will make available to Dealer brochures and other advertising or promotional material, in accordance with the Hyundai Co-Operative Advertising Policy, a copy of which is attached hereto and marked Exhibit D.

Article VII
Terms and Conditions of Sale

        1.     Each sale of Hyundai Goods by Hyundai to Dealer shall be pursuant to a Contract of Sale executed by Dealer. The terms and conditions of the purchase by Dealer of Hyundai Goods shall be in accordance with Hyundai’s standard Contract of Sale, the Terms and Conditions of which are incorporated herein by reference. A copy of the form of Hyundai’ s Contract of Sale is attached hereto as Exhibit C.

        2.    All Hyundai Goods shall be sold to Dealer as follows:

i.

for cash which shall be paid by means of a sight draft on Dealer’s flooring financing plan. Hyundai agrees to subsidize interest accrued under Dealer’s flooring financing plan to the date of sale, but not more than 30 days from the date of Payment.   (dealer initials) /s/ FCB

OR

ii.	pursuant to the terms set out in addendum attached to this Agreement as Exhibit F. (dealer initials) /s/ FCB

        3.     If no default under this Agreement exists as of December 31 in the year of this Agreement, Dealer shall be entitled to the Rebates set forth on Exhibit A attached to this Agreement.

        4.     Hyundai Goods sold to Dealer are warranted as provided in the Terms and Conditions which are page 2 of the Contract of Sale (Exhibit C). The warranty is transferable by Dealer to the first purchaser of the particular Hyundai Goods from Dealer.

Article VIII
Default by Dealer

        The following events shall constitute a default by Dealer under this Agreement:

        1.     The termination for any reason of Dealer’s flooring financing plan;

        2.     The failure of Dealer to pay any amount due to Hyundai under this Agreement when due;

        3.     The breach by Dealer of any term of this Agreement; and

        4.     A material change in the financial condition of Dealer, including, without limitation, the filing of a bankruptcy petition under Title 11, United States Code, by or against Dealer, a general assignment by Dealer for the benefit of creditors, and the inability of Dealer generally to pay its debts as they come due.

Article IX
Term and Termination of the Agreement

        1.     This effective date of this Agreement is the date first stated above. Unless earlier terminated as provided below, this Agreement shall terminate on December 31,2007. This Agreement cannot be renewed or extended by implication or amendment.

        2.     This Agreement may be terminated at any time by the mutual consent of the parties or by either party upon 45 days notice in advance.

        3.     This Agreement may be terminated by Hyundai upon any default by Dealer.

        4.     The parties shall have the following obligations upon termination:

                 a.     Upon termination of this Agreement, each party agrees to deliver immediately to the other party all documents, data, records, notebooks, and similar writings relating in an way to proprietary information of the other party, including copies then in such party’s possession, whether prepared by that party or others. Neither party shall retain any such documents, data or other items originated by the other party.

                 b.     Upon termination of this Agreement, Dealer shall discontinue use of all Trademarks.

                 c.     Except as provided below, all rights and obligations of the parties shall cease on termination of this Agreement. Neither party shall be liable to the other for damages of any kind, including without limitation incidental or consequential damages, resulting from the termination of this Agreement.

                 d.     Hyundai’s rights under this Agreement shall survive any termination of this Agreement by reason of a default of Dealer under Article VIII of this Agreement.

        5.     Termination of this Agreement will operate as a cancellation of orders for Goods received by Hyundai from Dealer which have not, as of the termination date, been delivered, unless Hyundai, at its sole discretion, gives written notice of its intention to fill any such unfilled order. Hyundai will require payment in cash in advance prior to manufacture of the goods and fulfillment of the order.

        6.     Termination of this Agreement will not operate as a cancellation of any indebtedness owed by Dealer to Hyundai.

        7.     Dealer waives any claim against Hyundai for loss or damage of any kind arising out of a failure of the parties to enter into a new dealer agreement upon termination of this Agreement. Dealer acknowledges and agrees that any amounts which may be spent by Dealer in the performance of this Agreement will be spent and incurred voluntarily by Dealer with the advance knowledge that this Agreement will be terminated as provided above. Dealer will make no claim against Hyundai and Hyundai will not be liable with respect to any investment or expenditure by Dealer made in anticipation of renewal of this Agreement.

Article X
No Assignment

        Dealer’s rights under this Agreement may not be assigned by operation of law or otherwise. Hyundai, in entering into this agreement, is relying on its confidence in the personal qualities of Dealer, including, without implied limitation, Dealer’s financial condition and experience and expertise in the marketing of goods such as the Hyundai Goods.

Article XI
Trademark

        1.     Dealer agrees to use any Trademark solely for the purpose of identifying Hyundai as the source of Hyundai Goods, or of any related services.

        2.     Dealer is granted a non-exclusive license to use the name “Hyundai” solely in connection with its promotion and sale of Hyundai Goods in the Territory during the term of and in accordance with this Agreement. The license shall terminate upon termination of this Agreement.

        3.     Dealer shall not remove, deface or alter any Trademark or model number affixed to any Hyundai Goods.

        4.     Dealer shall not take any action inconsistent with Hyundai’s ownership of the Trademarks, but shall instead identify them as property of Hyundai.

Article XII
Indemnification

        1.     Dealer will indemnify and forever hold harmless Hyundai, its affiliated companies and their respective officers, directors, employees and agents from any and all liabilities, claims, causes of action, damages and costs (including, without limitation, Hyundai’s attorney’s fees) arising out of any breach of any representation or warranty by Dealer or breach of any of Dealer’s obligations under this Agreement, or under any Contract of Sale entered into between Dealer and Hyundai. This obligation to indemnify shall survive termination of this Agreement.

        2.     Dealer will indemnify Hyundai for any sales or use tax that Hyundai is required to pay on account of any sale of Goods by Hyundai to Dealer.

Article XIII
Non-Disclosure and Confidentiality

        1.     Dealer agrees to preserve the confidentiality of the terms of this Agreement, and of all information it acquires from Hyundai, and not to use such information except in the performance of this Agreement. During the term of this Agreement and for three years thereafter, Dealer agrees to safeguard and, except for the benefit of Hyundai, not to disclose to anyone outside Hyundai any proprietary or confidential information acquired by Dealer. Such information includes, without limitation, business plans, customer lists, operating procedures, trade secrets, product development data, sales data, know-how and processes, computer programs and inventions, discoveries and improvements of any kind.

        2.     On termination of this Agreement, Dealer agrees to deliver immediately to Hyundai all documents, data, records, customer lists, notebooks, and similar writings relating in any way to Hyundai’s proprietary or confidential information as described in paragraph I of this Article XlII.

Article XIV
General Provisions

        1.    Dispute Resolution.

                 a.    Mediation.   Before invoking the binding dispute mechanism set forth in paragraph l.b. of this Article XII, the parties shall first participate in mediation in San Diego, California, of any dispute arising under this Agreement, under the Mediation Rules of the American Arbitration Association.

                 b.    Arbitration.   The parties shall submit all disputes relating to this Agreement (whether in contract, tort, or both) to binding arbitration in San Diego, California, in accordance with Commercial Rules of the American Arbitration Association. Either party may enforce the award of the arbitrator under sections 1285 et seq. of the California Code of Civil Procedure. The parties understand that they are waiving their rights to a jury trial.

        2.    Entire Agreement.   This Agreement constitutes the final, complete, and exclusive statement of the terms of the agreement between the parties, and supersedes all prior and contemporaneous understandings or agreements of the parties. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Agreement.

        3.     Notice.   Notice shall be sufficiently given for all purposes as follows:

                 a.    Personal delivery.   When personally delivered to the recipient. Notice is effective on delivery.

                 b.    First-class mail.   When mailed first class to the last address of the recipient known to the party giving notice. Notice is effective three mail delivery days after deposit in a United States Postal Service office or mailbox.

                 c.    Certified mail.   When mailed certified mail, return receipt requested. Notice is effective on receipt, if delivery is confirmed by a return receipt.

                 d.    Overnight delivery.   When delivered by overnight delivery Federal Express, charges prepaid or charged to the sender’s account. Notice is effective on delivery, if delivery is confirmed by the delivery service.

                 e.    Telex or facsimile transmission.   When sent by telex or fax to the last telex or fax number of the recipient known to the party giving notice. Notice is effective on receipt, provided that (a) a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery, or (b) the receiving party delivers a written confirmation of receipt. Any notice given by telex or fax shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient’s time) or on a nonbusiness day.

Addresses and facsimile numbers for purpose of giving notice are as stated on the signature page of this Agreement. Any party may change its address or telex or fax number by giving the other party notice of the change in any manner permitted by this Agreement.

        4.    Construction.   Except as otherwise provided, this Agreement:

                 a.     Covers the entire understandings of the parties regarding its subject matter, superseding all prior agreements and understandings, and no modification or amendment of its terms or conditions shall be effective unless in writing and signed by the parties;

                 b.     Shall be interpreted such that handwritten or typed words shall have no greater weight than printed words in the interpretation or construction of this Agreement;

                 c.     Shall not be interpreted by reference to any of its titles or headings, which are inserted for purposes of convenience only;

                 d.     Is subject to the waiver and release of any of its requirements, as long as the waiver or release is in writing and signed by the party to be bound, but any such waiver or release shall be construed narrowly and shall not be considered a waiver or release of any further, similar, or related requirement or occurrence, unless expressly specified; and

                 e.     Is made in, and shall be construed under, the laws of the State of California.

        5.    Ambiguities.   Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

        6.    Attorneys Fees.   In any litigation, arbitration, bankruptcy case, or other proceeding (excluding mediation) by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded reasonable attorney fees, together with any costs and expenses, to resolve the dispute and to enforce the award and final judgment.

        7.    Exhibits.   The following Exhibits constitute a part of this Agreement and are incorporated into this Agreement by this reference:

a. Exhibit A – Designation of Territory, Minimum Inventory, Sales Targets and Rebates;

b. Exhibit B – Dealer’s 2005 Year End Financial Statement;

c. Exhibit C – Standard Contract of Sale;

d. Exhibit D – Hyundai Co-Operative Advertising Policy; and

e. Exhibit E – Listing of Hyundai Translead Corporate Accounts;

f. Exhibit F – Funding of Purchase.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

DEALER

By:	/s/ Fred Boethling
Name:	Fred Boethling
Title:	President

HYUNDAI TRANSLEAD

By:	/s/ Stuart James
Name:	Stuart James
Title:	V.P. Sales

Exhibit A

A.	TERRITORY: State of Texas

B.	SALES TARGETS

Deleted for 2006 and 2007 Calendar Years

C.	REBATE SCHEDULE:

Deleted for 2006 &2007 Calendar Years

Exhibit B

Dealer Financial Statement to be furnished to Hyundai Translead when completed by Dealers Accountants

Exhibit C

HYUNDAI

TERMS AND CONDITIONS OF SALE

1.    Goods Sold; Pricing.   The goods sold (“Goods”) by Hyundai Translead (“Seller”) are described on page 1 of this Contract of Sale. The prices shown thereon are firm for 30 from the Sales Order Date. If a Contract of Sale is returned by the Customer more than 30 days after the Sales Order Date, the prices of the Goods will be Seller’s standard prices then in effect. Prices do not include sales or use taxes applicable to the Goods. Customer agrees to pay any such tax due, and to reimburse Seller for any such tax Seller is required to pay.

2.    Shipment.   Except as otherwise expressly stated in page I of the Contract of Sale \the Goods sold under this agreement will be shipped in lots of size and number to be determined by Seller, and on dates specified by Seller. Seller, by Shipping Notice to customer, will identity the goods to the contract. Customer is responsible for all costs of shipment. If shipment is delayed by Customer, the Goods shall be stored for the Customer’s account, and at the Customer’s expense and risk. Customer designates Seller as its agent to arrange for a “first shipment” to be placed on any trailer or container to be shipped, and Customer shall be entitled to the payment for such shipment as an offset against Customer’s shipping charges.

3.    Payment.   Except as otherwise expressly stated in the Order Confirmation, payment terms are payment by sight draft on Customer’s flooring line upon delivery of the goods to Customer.

4.    Title and Risk of Loss.   Title and risk of loss shall pass to Customer upon delivery of the Goods by Seller to the carrier for shipment, F.O.B. Hyundai Translead factory in Tijuana, Baja California, Mexico.

5.    Seller’s Purchase Money Security Interest.   Customer grants to Seller, and Seller retains a security interest in the Goods until Customer’s obligations under this contract have been fully performed. Customer appoints Secured Party as Customer’s attorney in fact to prepare, sign on Customer’s behalf and file financing statements, continuation statements, statements of assignment, termination statements, and the like, as necessary to perfect, protect, preserve, or release Secured Party’s interest in the Goods. Any title documents relating to the transaction shall be delivered to Customer only after the purchase price has been paid in full, or Seller has been provided reasonable assurance thereof.

6.    Limited Warranty.

        a.    What is covered by this warranty.   Seller warrants to Customer, that the Goods are tree from defects in material or workmanship. This warranty expires five years from the date of delivery. If the buyer discovers within this period a failure of the product to conform to specifications, or a defect in material or workmanship, the buyer must promptly notify Seller in writing. In no event may that notification be received by Seller later than 61 months from the date of shipment. Within a reasonable time after notification, Seller will correct defects in material or workmanship, with either new or used replacement parts. Such repair, including both parts and labor, will be performed at Seller’s expense. All warranty service will be performed at service centers designated by Seller. If Seller is unable to repair the product to conform to the warranty after a reasonable number of attempts, Seller will provide, at its option, one of the following: a replacement product or a full refund of the purchase price. These remedies are the purchaser’s only remedies for breach of warranty.

        b.    Transfer of Warranty:   This Warranty is transferable only by a Customer who is a Hyundai Dealer only to the first purchaser of the particular Hyundai Goods from the Dealer.

        c.    What is not covered by this warranty.   Seller does not warrant (a) any product, components, or parts not manufactured by Seller; (b) damage caused by use of the product for purposes other than those for which it was designed; (c) damage caused by collision or roadway accident; (d) disasters such as fire, flood, wind, and lightning; (e) damage caused by unauthorized attachments or modifications; (f) damage during shipment; (g) normal wear and tear; or (h) any other abuse or misuse by the purchaser.

        d.    Warranty of title.   In addition to the warranties set forth herein, Seller warrants that it has good title to the Goods free of any encumbrance.

        e.    DISCLAIMER OF WARRANTY.   THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANT ABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.    Limitation of Remedies.

IN NO EVENT WILL SELLER BE LIABLE FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT, OR ANY OTHER LEGAL THEORY. DAMAGES THAT SELLER WILL NOT BE RESPONSIBLE FOR INCLUDE, BUT ARE NOT LIMITED TO: LOSS OF PROFITS; LOSS OF SAVINGS OR REVENUE; LOSS OF USE OF THE PRODUCT OR ANY ASSOCIATED EQUIPMENT; COST OF CAPITAL; COST OF ANY SUBSTITUTE EQUIPMENT, FACILITIES, OR SERVICES; DOWNTIME; THE CLAIMS OF THIRD PARTIES, INCLUDING CUSTOMERS; AND INJURY TO PROPERTY. THIS LIMITATION DOES NOT APPLY TO DAMAGES CAUSED BY BREACH OF THE WARRANTY OF TITLE.

8.    Time Limit for Bringing Claim.   Any arbitration on a claim for breach of warranty must be commenced, in accordance with Section I3.b., within 6 months following notice given by Buyer as provided in Section 6.a.

9.    Allocation of Risks.   This agreement allocates the risks of product failure between Seller and Customer. This allocation is recognized by both parties and is reflected in the price of the goods. Customer acknowledges that it has read this agreement, understands it, and is bound by its terms.

10.    Force Maieure.   If Seller fails to perform its obligations because of strikes, lockouts, labor disputes, embargoes, acts of God, inability to obtain labor or materials or reasonable substitutes for labor or materials, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action, civil commotion, fire or other casualty, or other causes beyond the reasonable control of Seller, then Seller’s performance shall be excused for a period equal to the period of such cause for failure to perform, plus a reasonable time to complete manufacture and shipment of the Goods.

11.    Applicable Law and Forum.   This Agreement, and resolution of any dispute arising from the relationship between the parties to this Agreement, shall be governed by California law, excluding any laws that direct the application of another jurisdiction’s laws.

12.    Attorney Fees.   In any litigation, arbitration, bankruptcy or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded reasonable attorney fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment or order.

13.    Dispute Resolution.

        a.    Mediation.   Before invoking the binding dispute mechanism set forth in Section I4.b. of this Agreement, the parties shall first participate in mediation of any dispute arising under this Agreement, in San Diego, California, under the Mediation Rules of the American Arbitration Association.

        b.    Arbitration.   The parties shall submit all disputes relating to this Agreement (whether contract, tort, or both) to binding arbitration in San Diego, California, in accordance with Commercial Rules of the American Arbitration Association. Either party may enforce the award of the arbitrator under sections 1285 et seq. of the California Code of Civil Procedure. The parties understand that they are waiving their rights to a jury trial.

14.    Entire Agreement.   These Terms and Conditions, together with the terms of the Order Confirmation on the reverse side, constitute the final, complete, and exclusive statement of the terms of the Agreement between the parties pertaining to the purchase and sale of the Goods, and supersedes all prior and contemporaneous understandings or agreements of the parties. No party has been induced to enter into this Agreement by, nor is any Customer relying on, any representation or warranty, including statements made by salespersons, outside those expressly set forth in this Agreement. No employee of Seller or any other party is authorized to make any warranty in addition to those made in this agreement.

15.    Modification.   This Agreement may be supplemented, amended, or modified only by the mutual agreement of the parties. No supplement, amendment, or modification of this Agreement shall be binding unless it is in writing and signed by Seller and Customer.

Exhibit D

Hyundai Co-Operative Advertising Policy

Concept-

Hyundai Translead, in an effort to encourage self-promotion by its dealers, will co-op a portion of the cost of advertising for dealers who follow the prescribed approval process as outlined here.

Acceptable for Co-op-

Various scenarios are outlined here, however questions about others will arise. Those dealt with here are fuIly explanatory. All others, deemed acceptable or not, will be considered at the sole discretion of the head of Hyundai Translead’s Marketing Communications Department (MCD), and ultimately by the Vice President of Trailer Sales.

YeHow Page Advertising-

Hyundai Translead will co-op 50% of the cost of a standard Trade Name and Trade Regular listing in Directories approved by Hyundai Translead’s MCD and placed in the directory on an annual basis. The dealer will place the ad. The dealer will then invoice Hyundai Translead for the agreed amount.

Other types of Yellow Page advertising will be considered under certain conditions, i.e. first year in a market, company name change or under unusual circumstances.

Trade Publication Advertising-

Hyundai Translead, upon approval by their MCD, will co-op in certain publications, deemed acceptable by their MCD, a portion of the cost of the advertising rate based on 50%, if the entire ad is about new Hyundai trailers.

When an ad is shared by new Hyundai trailers and used trailers, new Hyundai trailers and parts or service promotion, or new Hyundai trailers and trailers of another brand, Hyundai will co-op 50% of the advertising rate for that portion devoted to new Hyundai trailers.

Sponsorships-

In some instances, Hyundai Translead will co-op a portion of the cost of sponsoring an event with a dealer to promote the Hyundai name. This will require approval well in advance of the event by their MCD and/or the Vice President of Trailer Sales.

Signage-

Signs for the exterior of buildings or free standing on poles or posts will be treated similar to print advertising in publications. Hyundai Translead will co-op 50% of the cost of the sign that is exclusive to Hyundai trailers and follows the Hyundai TransJead Corporate Identification Policy. Artwork and guidelines are available from their MCD. Only the cost of the sign itself, not the poles or installation on poles or the building are eligible for co-op funding.

The dealer should get two or three quotes on any sign. Local codes and where the sign is to be installed will determine the size sign desirable. A proposal quote from the sign companies, accompanied by professionally prepared drawings must accompany the request for co-op funding.

Approval will be provided in writing by their MCD. The sign company invoice and a photograph of the sign must accompany the final request for payment.

Approval Process-

Hyundai Translead has set forth the following approval procedures that must be followed, without exception to receive co-op funding for Dealer advertising as outlined above.

All requests for co-op advertising funding must be directed to their MCD prior to publication or any commitment being made, in the case of sponsorships. Requests must be made by letter, fax or e-mail to the MCD, with a copy of the proposed ad layout attached to the request. Once a determination is made concerning the request, the dealer will be informed as to the amount of co-op funds that have been approved. At this time, the dealer must acknowledge the approval and indicate in a like manner, their desire to co-sponsor the ad or the event.

Once approval is given, the MCD will either place the ad or instruct the dealer representative to place the ad or commit to the sponsorship. In the case of the latter, MCD should receive a copy of the advertising insertion order or the sponsorship commitment letter.

Co-op Payment-

If Hyundai Translead places the ad for the dealer, they will invoice the dealership for the agreed amount, with a copy of the publishing invoice attached. If the dealer is instructed to place the ad or commit to a sponsorship, Hyundai Translead will issue a check for the agreed amount upon receipt of a dealer invoice and a copy of the publication or sponsorship invoice and a copy of the ad or acknowledgment of the sponsorship.

Exception-

If a dealership is in arrears on their Hyundai Translead account, no co-op funds will be paid. In this case, a hold will be placed on payment of these funds until the account is brought current. Should the dealer relationship cease, it will be applied against the account as a credit.

Exhibit E

Listing of Hyundai Translead Corporate Accounts

Listed below are the current corporate accounts to be contacted and sold to directly by Hyundai Translead Corporate Offices.

1.	AFFES (Army AirForce Exchange)
2.	Frito-Lay
3.	Allan Richie
4.	Dean Foods – Local Dairies
5.	Frozen Express
6.	Transport Industries
7.	Central Transport
8.	Pilgrims Pride
9.	Safety Kleen Corp.
10.	Bimbo Bakeries
11.	Trinity Industries Logistics
12.	J.C. Penny’s
13.	Bright Leasing
14.	McLane
15.	Radio Shack
16.	Stevens Transport
17.	Transport Industries Holdings
18.	Sysco
19.	NFI
20.	H.E. Butt Grocery
21.	Ben E. Keith
22.	Eagle Global Logistics

Exhibit F

Purchase Funding

CapSource Equipment Company, Inc. to use Navistar Financial as the primary source of funding for equipment purchased from Hyundai Translead.